As filed with the U.S. Securities and Exchange Commission on April 15, 2026.

Registration No. 333-294081

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Micware Co., Ltd.
(Exact name of registrant as specified in its charter)

Japan	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Kobe Asahi Building 25th Floor
59 Naniwa-machi, Chuo-ku
Kobe, Hyogo 650-0035
+81-78-366-5780
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Warren Wang, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Arila Er Zhou, Esq. Anna Jinhua Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th floor New York, NY 10017 Tel: (212) 451-2908

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

Micware Co., Ltd. (the “Registrant”) is filing this Amendment No. 2 (this “Amendment No. 2”) to the Registration Statement on Form F-1 (Registration No. 333-294081), as amended, initially filed on March 6, 2026 (the “Registration Statement”), as an exhibit-only filing, solely to (i) file the form of deposit agreement among the Registrant, The Bank of New York Mellon, as depositary, and the owners and holders of ADSs issued thereunder as Exhibit 4.2, and the form of American depositary receipt as Exhibit 4.1 (included in Exhibit 4.2), and (ii) replace the form of underwriting agreement previously filed as Exhibit 1.1. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibits being filed, and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS.

Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors. Section 10 of the Civil Code, among other things, provides in effect that:

(1)	any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	if a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)	if a director of a company has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	if a director, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Pursuant to Article 430-2, paragraph 1 of the Companies Act, we may enter into an agreement with our directors providing that we promise to indemnify our directors for all or part of the expenses set forth below by a resolution of the board of directors meeting.

(1)	expenses disbursed by the officers, etc. to address alleged violations of the provisions of laws and regulations concerning the execution of duties or requests received in relation to pursuing liability;

(2)	the losses set forth below when our directors are liable to pay compensation for damage caused to a third party in relation to the execution of duties:

(a)	losses arising as a result of paying compensation for the damage by the relevant directors; or

(b)	if a settlement is reached between the parties in relation to a dispute concerning compensation for damage, losses arising as a result of paying monies pursuant to the settlement by the relevant directors, etc.

Pursuant to Article 430-3, paragraph 1 of the Companies Act, we may enter into an insurance policy with an insurer under which the insurer promises to pay compensation for damage arising from our directors bearing liability in relation to the execution of duties or the receipt of a demand pursuing relevant liability where our directors are the insureds (excluding policies specified by the applicable Order of the Ministry of Justice as policies where there is no likelihood of substantial impairment of the appropriateness of the execution of duties by directors, etc. who are insured as a result of the execution of the insurance policies) by a by a resolution of the board of directors meeting.

Pursuant to Article 427, paragraph 1 of the Companies Act and our articles of incorporation, we may enter into an agreement with each of our non-executive directors and corporate auditors providing that such person’s liability for damages to us shall be limited to the higher of either the amount we have determined in advance, or the amount prescribed by applicable laws and regulations, provided that such director has acted in good faith and without gross negligence.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

The share numbers have been retroactively restated to account for (i) the 130-for-1 forward share split that became effective on March 1, 2024, and (ii) the 241-for-1 share split that became effective on March 31, 2026.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On December 15, 2023, Micware reissued its treasury shares to the following parties for an aggregate consideration of JPY1.44 billion:

-	O-Well for 2,224,430 Ordinary Shares;

-	Uni Electronics for 1,190,540 Ordinary Shares;

-	Brison Inc. for 657,930 Ordinary Shares;

-	Awaji Shinkin Bank for 626,600 Ordinary Shares;

-	Mitsubishi UFJ Capital IX, Limited Partnership for 1,441,180 Ordinary Shares;

-	HiCAP No. 3 Limited Partnership for 313,300 Ordinary Shares; and

-	Minato Business Relay Fund No. 3 Limited Partnership for 501,280 Ordinary Shares.

On February 29, 2024, Micware reissued its treasury shares of 1,159,210 Ordinary Shares to ITEC Hankyu Hanshin Co., Ltd., for an aggregate consideration of JPY240.5 million.

On August 30, 2024, Micware reissued its treasury shares of 433,800 Ordinary Shares to Dai Nihon Printing Co., Ltd. for an aggregate consideration of JPY90 million.

On February 28, 2025, Micware reissued its treasury shares to the following parties for an aggregate consideration of JPY686 million:

-	Kinden Corporation for 1,378,520 Ordinary Shares; and

-	Automotive Industry Support Fund 2021 Limited Partnership for 1,928,000 Ordinary Shares.

On April 30, 2025, Micware reissued its treasury shares of 425,124 Ordinary Shares to Morpho Inc. for an aggregate consideration of JPY150 million.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 9.	UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	if the issuer is relying on Rule 430B:

(A)	each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offerings required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	any other communication that is an offer in the offerings made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that:

(1)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Description
1.1*	Form of Underwriting Agreement
3.1**	Articles of Incorporation of the Registrant (English translation)
4.1*	Form of the American depositary receipt (included in Exhibit 4.2)
4.2*	Form of Deposit Agreement among the Registrant, The Bank of New York Mellon, as depositary, and the owners and holders of ADSs issued thereunder
5.1**	Opinion of City-Yuwa Partners regarding the validity of Ordinary Shares being registered
10.1**	Form of Limitation of Liability Agreement by and between the Registrant and its outside director or outside corporate auditor (English translation)
10.2**	Form of Series One Stock Acquisition Rights Allotment Agreement by and between the Registrant and its employees (English translation)
10.3**	Form of Series Two Stock Acquisition Rights Allotment Agreement by and between the Registrant and its employees (English translation)
10.4**†#	Copyright License Agreement between the Registrant and Toyota Mapmaster Incorporated, dated November 30, 2011 (English translation)
10.5**#	Master Outsourcing Agreement between the Registrant and Uni Electronics Inc., dated January 1, 2023, pursuant to which the Registrant outsources certain works to Uni Electronics Inc. (English translation)
10.6**†#	Basic Agreement for Long-Term Development Commission between the Registrant and Honda R&D Co., Ltd., dated September 24, 2019 (English translation)
10.7**#	Amendment Memorandum between the Micware Automotive Co., Ltd. and Honda Motor Co., Ltd., dated February 6, 2025 (English translation)
10.8**#	Master Outsourcing Agreement between the Registrant and Uni Electronics Inc., dated August 18, 2003, pursuant to which Uni Electronics Inc. outsources certain works to the Registrant (English translation)
10.9**†#	Basic System Development Agreement between the Registrant and Toyota Motor Corporation, dated August 20, 2024 (English translation)
21.1**	Subsidiaries of the Registrant
23.1**	Consent of Marcum Asia CPAs LLP
23.2**	Consent of City-Yuwa Partners (included in Exhibit 5.1)
24.1**	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Consent of Frost and Sullivan Limited
99.3**	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107**	Filing Fee Table

*	Filed herewith
**	Previously filed
†	Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and attachments have been omitted. A copy of any omitted schedule or attachment will be furnished supplementally to the Securities and Exchange Commission upon request.
#	Certain portions of this Exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hyogo, Japan, on April 15, 2026.

Micware Co., Ltd.

By:	/s/ Kenji Narushima
Mr. Kenji Narushima
Representative Director, President, Chairman, and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenji Narushima	Representative Director, President, Chairman, and	April 15, 2026
Name: Kenji Narushima	Chief Executive Officer (Principal Executive Officer)

*	Representative Director, Deputy President, and	April 15, 2026
Name: Masahide Shigeno	Chief Technology Officer

/s/ Takuma Segawa	Chief Financial Officer	April 15, 2026
Name: Takuma Segawa	(Principal Financial and Accounting Officer)

*	Independent Director	April 15, 2026
Name: Kazuyuki Kawabata

*	Independent Director	April 15, 2026
Name: Asami Sadoi

*	Independent Director	April 15, 2026
Name: Yuko Osumi

*	Independent Director	April 15, 2026
Name: Rieko Okada

*By:	/s/ Kenji Narushima
Name:	Kenji Narushima
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Micware Co., Ltd., has signed this registration statement or amendment thereto in New York, NY on April 15, 2026.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.